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                                                                     EXHIBIT 2.1



                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                           THE ARISTOTLE CORPORATION

                                      AND

                                 KEVIN SWEENEY



                          Dated as of April 30, 1999
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                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of April 30, 1999 (the "Agreement"), between The Aristotle Corporation, a corporation organized under the laws of the State of Delaware (the "Purchaser"), and Kevin Sweeney, an individual residing at Baumgarten Road, Woodstock, New York 12498 (the "Seller").

     The Seller is the holder of 100 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Simulaids, Inc., a corporation organized under the laws of the State of New York (the "Company"), which shares of Common Stock constitute all of the issued and outstanding shares of Common Stock of the Company;

     The Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, for the consideration hereinafter provided, the Shares; and

     Certain terms used in this Agreement are defined in Section 7.2 of this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Sale and Purchase of Shares.
          ---------------------------

          1.1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, contemporaneously with the execution hereof, the Seller sells, assigns and conveys the Shares to the Purchaser, and the Purchaser purchases, acquires and accepts from the Seller, the Shares.

     2.   Purchase Price.
          --------------

          2.1. Amount of Purchase Price.  The aggregate purchase price for the
               ------------------------
Shares is Eight Million, Four Hundred Thousand Dollars ($8,400,000) in cash or, in a form acceptable to the Seller and the Purchaser, cash equivalents (the "Purchase Price") payable to accounts designated by the Seller and KeyBank National National Association ("KeyBank").

     3.   Representations and Warranties of the Seller. The Seller hereby
          --------------------------------------------
represents and warrants to the Purchaser as follows:

          3.1. Organization and Good Standing.  (a) The Company is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted. The Company is not required to be qualified or authorized to do business as a foreign corporation in any other jurisdiction.

          (b) The minute books of the Company, as previously made available to the Purchaser and its counsel, contain accurate records of all meetings and all other material corporate action of the Company's board of directors (including any committees thereof) and stockholders.

          3.2. Authorization of Agreement.  The Seller has all requisite
               --------------------------
capacity, power and authority to execute and deliver this Agreement, the Employment Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, the Employment Agreement and the other agreements, documents, instruments or certificates delivered pursuant to this Agreement are hereinafter referred to as the "Transaction Documents"), and to perform fully his obligations hereunder and thereunder. This Agreement has been, and each of the other Transaction Documents will be (when executed and delivered by the Seller), duly and validly authorized, executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each of the other Transaction Documents will constitute (when executed and delivered by the Seller), legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          3.3. Subsidiaries.  The Company has no subsidiaries and does not own
               ------------
any other capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity or have any agreement to acquire any such capital stock or other proprietary interest.

          3.4. No Conflicts; Consents of Third Parties.  (a) The execution and
               ---------------------------------------
delivery by the Seller of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the compliance by the Seller with any of the provisions hereof or thereof does not and will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any "takeback" right or right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Contract, Permit or Order to which the Company or the Seller is a party or by which the Company or the Seller or the properties or assets of the Seller or the Company are bound; (iii) constitute a violation of any Law applicable to the Company; or (iv) result in the creation of any Lien upon the properties or assets of the Company or the Seller. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or the Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents, or the compliance by the Seller, with any of the provisions hereof or thereof.

          (b) The Company is not a party to any agreement, contract or covenant limiting the freedom of the Company to compete in any line of business or with any person or other entity in any geographic region within or outside of the United States of America.

          3.5. Capitalization.  (a) The authorized capital stock of the Company
               --------------
consists of 2,000 shares of Common Stock and no shares of preferred stock. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which are owned of record and beneficially by the Seller and constitute the Shares. The Shares are validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Company nor the Seller is a party to any voting trust or other voting agreement with respect to any shares of capital stock or, except as disclosed on SCHEDULE 3.5 of the Disclosure Schedule, to any agreement relating to the issuance, sale, redemption, transfer or other disposition of capital stock of the Company.

          (b) The Shares purchased by the Purchaser constitute all of the issued and outstanding capital stock of the Company on a fully diluted basis.

          3.6. Financial Statements.  The Seller has delivered to the
               --------------------
Purchaser copies of the Company's (i) balance sheet as at December 31, 1998 and the related statement of income for the year ended December 31, 1998 (the "1998 Financials"), (ii) the Company prepared balance sheet as at March 31, 1999 (the "1999 Financials") and (iii) its compiled balance sheets as at September 30, 1998, December 31, 1997 and December 31, 1996 and the related compiled statements of income and of cash flows for the periods then ended (the "Compiled Financials") (the 1998 Financials, including anY schedules thereto, the 1999 Financials and the Compiled Financials, are referred to herein as the "Financial Statements"). Each of the Financial Statements was prepared in good faith from the books and records of the Company, is complete and correct in all material respects, has been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by the Company and presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated, except as set forth on SCHEDULE 3.6 of the Disclosure Schedule. The books of account and other financial records of the Company from which the Financial Statements have been prepared are complete and correct.

          3.7. No Undisclosed Liabilities.  Except to the extent set forth
               --------------------------
in the Financial Statements, or as set forth on SCHEDULE 3.7 of the Disclosure Schedule which, to the best knowledge of the Seller or the Company, sets forth with specificity each liability of the Company (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), the Company has no Indebtedness and, to the best knowledge of the Seller or the Company, there is no basis for the assertion of any claim or material liability of any nature against the Company, except obligations under Contracts described on SCHEDULE 3.13 of the Disclosure Schedule or under Contracts that are not required to be disclosed thereon.

          3.8. Absence of Certain Developments.  Except as expressly set
               -------------------------------
forth on SCHEDULE 3.8 of the Disclosure Schedule, since December 31, 1998:

          (a) There has not been any Material Adverse Change nor has any event occurred which is likely to result in any Material Adverse Change;

          (b) There has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company;

          (c) There has not been (i) any declaration, setting aside or authorizing the payment of, any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any of the outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or (ii) any amount or asset paid or otherwise distributed to the Seller, whether as compensation or otherwise;

          (d) The Company has not (i) awarded or paid any bonuses to (A) the Seller or (B) other employees of the Company, (ii) entered into or modified or amended any employment, deferred compensation, severance or similar agreement,
(iii) increased or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or Representatives or (iv) increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or Representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);

          (e) There has not been any change by the Company in accounting principles, methods or policies;

          (f) Except for purchases of raw materials and sales of the Company's products to customers in the ordinary course of business consistent with past practice, the Company has not entered into any Contract requiring payments in excess of $25,000, or conducted its business other than in the ordinary course of business consistent with past practice;

          (g) The Company has not (i) incurred or repaid any Indebtedness, (ii) made any loans, advances or capital contributions to any other Person or (iii) assumed, guaranteed, endorsed or otherwise became liable for the obligations of any other Person.

          (h) The Company has not failed to promptly pay and discharge any current liabilities except where disputed in good faith by appropriate proceedings;

          (i) The Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company (other than the sale of inventory in the ordinary course of business consistent with past practice);

          (j) The Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

          (k) The Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any (i) Contract to which the Seller or any of his Affiliates is a party or (ii) any other Contract or right except (in the case of this clause (ii)) in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

          (l) The Company has not suffered any Extraordinary Loss or Extraordinary Losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments thereto);

          (m) The Company has not transferred or granted any rights under any concessions, leases, licenses, agreements or Intellectual Property used by the Company in its business;

          (n) The Company has not made or committed to make any capital expenditures or capital additions or betterments;

          (o) The Company has not instituted or settled any Legal Proceeding;

          (p) There have not been any amendments or changes in the certificate of incorporation or the by-laws of the Company;

          (q) The Company has not entered into any Contract to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made;

          (r) The Company has caused to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its business; and

          (s) The Company has maintained and kept its properties in good repair, working order and condition, normal wear and tear excepted.

          3.9. Taxes.
               -----

          (a) The Company and the Seller (i) have timely, completely and accurately filed, or caused to be filed, with all appropriate U.S. federal, state or local or foreign governmental agencies, all required tax and information returns or automatic extensions, of whatever nature, related to the Company for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, (ii) have duly paid, caused to be paid, or made adequate provision in the balance sheet included in the 1998 Financials for, all its taxes (including, but not limited to, income, sales, property, payroll, employment, gross receipts, excise and franchise taxes), assessments, charges, penalties and interest, of whatever nature ("Taxes"), due and payable with respect to all periods ending on or prior to December 31, 1998, and (iii) have no "open" years for any tax or information returns.

          (b) Neither the Seller nor the Company has received, directly or indirectly, notice of, and neither of them is otherwise aware of, any pending, threatened, ongoing or past audit or examination by any Governmental Body with respect to Taxes relating to the Company; nor is the Seller or the Company a party, directly or indirectly, to any action or proceeding by any Governmental Body for assessment or collection of Taxes relating to the Company; nor has any claim for assessment and collection, or any notice of deficiency, been asserted or proposed against the Seller or the Company, directly or indirectly, with respect thereto; nor has the Seller or the Company executed a waiver of any statute of limitations with respect thereto.

          (c) All material elections with respect to Taxes affecting the Company as of the date hereof are set forth on SCHEDULE 3.9 of the Disclosure Schedule.

          (d) The Company is not liable for Taxes of any other Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes, and is not a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes.

          (e) The Company is not a party to any joint venture, partnership or other arrangement or contract which is likely to be treated as a partnership for United States federal income tax purposes.

          (f) The Company will not be required, as a result of a change in method of accounting for any period prior to the date hereof, to include any adjustment under Section 481 of the Code (or any corresponding provision of foreign law) in taxable income for any period after the date hereof.

          (g) There are no jurisdictions other than New York and the United States in which a tax or information return has been filed by the Company, and no claim has ever been made by any tax authority in any other jurisdiction that the Company is subject to taxation or required to file a tax or information return in such jurisdiction.

          (h) The Company filed an election to become an S corporation on December 31, 1986.

          3.10.   Real Property.
                  --------------

          (a) SCHEDULE 3.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned by the Company ("Owned Properties"). The Company has good, marketable and insurable title in fee simple to all Owned Properties, in each case free and clear of all Liens of any nature whatsoever except as set forth on SCHEDULE 3.10 of the Disclosure Schedule.

          (b) SCHEDULE 3.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Real Property Lease") and identifies, for each Real Property Lease, the parties thereto, the address of the property subject thereto, the rent payable thereunder, the terms of any renewal options, the substance of any amendments or modifications thereto and any reciprocal easement or operating agreements relating thereto. The Company has good, marketable and insurable title to the leasehold estates in all Real Property Leases, in each case free and clear of all Liens of any nature whatsoever except as set forth on SCHEDULE
3.10 of the Disclosure Schedule.

          (c) None of the Real Property Leases is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of the Real Property Leases or any part thereof.

          (d) Each of the Real Property Leases is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each of the Real Property Leases, upon the consummation of the transactions contemplated hereby and by the other Transaction Documents, will continue to entitle the Company to the use, occupancy and possession of the real property specified in such Real Property Lease. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (e) No previous or current party to any Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

          3.11.  Tangible Personal Property.
                 --------------------------

          (a) SCHEDULE 3.11 of the Disclosure Schedule sets forth all personal property of the Company, whether owned or leased ("Personal Property"), relating to personal property used in the business of the Company or to which the Company is a party or by which the Company or any of its respective properties or assets is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of all leases relating to leased Personal Property ("Personal Property Leases"), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (b) Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, and there is no default under any Personal Property Lease either by the Company or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

          (c) The Company has good and marketable title to all of the material items of tangible personal property that are owned and used by it, free and clear of any and all Liens, except as set forth on SCHEDULE 3.11 of the Disclosure Schedule. All items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used for the operation of the business of the Company.

          3.12.  Intellectual Property.
                 ---------------------

          (a) SCHEDULE 3.12 of the Disclosure Schedule contains a complete and accurate list and brief description of all Intellectual Property owned or used by the Company along with the name of any joint owner of such Intellectual Property.

          (b) All Intellectual Property used by the Company in the operation of its business is either (i) owned by the Company free and clear of all Liens, or
(ii) subject to a right of use pursuant to a license or other agreement. Except as set forth on SCHEDULE 3.12 of the Disclosure Schedule, no third party has been granted by the Company the right to use any Intellectual Property owned or used by the Company. To the best knowledge of the Company or the Seller, no third party is infringing upon or misappropriating any Intellectual Property used by the Company in the operation of its business and no activity in which the Company is engaged violates or infringes upon any Intellectual Property or other proprietary rights of any third party. There is no legal action by any Person pending or, to the best knowledge of the Company or the Seller, threatened against the Company with respect to such matters, and no claim with respect to such matters has been received by the Company.

          3.13.  Material Contracts.
                 ------------------

          (a) Except as set forth on SCHEDULE 3.13 of the Disclosure Schedule, or in the other Disclosure Schedules, neither the Company nor any of its properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business; (ii) employment, consulting, non-competition, severance, golden parachute or indemnification Contract (including, without limitation, in each case any Contract to which the Company is a party involving employees of the Company); (iii) advertising, public relations, franchise, distributorship or sales agency Contract; (iv) Contract involving the commitment, payment or receipt in excess of $25,000 in the aggregate, except for Contracts involving purchases of raw materials and sales of the Company's products to customers in the ordinary course of business consistent with past practice; (v) Contract granting a right of first refusal for the acquisition, sale or lease of any assets or capital stock of the Company; (vi) Contract with any Person involving a sharing of profits; (vii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company;
(viii) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract evidencing Indebtedness; (ix) Contract with any Governmental Body; (x) Contract with respect to the inspection, removal or remediation of Hazardous Materials;
(xi) retainer Contract with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers which is not terminable at the will of either party without penalty or premium; or (xiii) commitment or agreement to enter into any of the foregoing. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Contracts listed on SCHEDULE 3.13 of the Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (b) (i) To the best knowledge of the Company or the Seller, (A) each of the Contracts listed on SCHEDULE 3.13 of the Disclosure Schedule is valid and enforceable in accordance with its terms, (B) there is no default under any Contract listed on SCHEDULE 3.13 of the Disclosure Schedule by the Company or by any other party thereto and (C) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

               (ii) No previous or current party to any Contract listed on
SCHEDULE 3.13 has given notice of or made a claim with respect to any breach or default thereunder.

          3.14.  Employees.
                 ---------

          (a) The Company has satisfactory relationships with its employees. Except as set forth on SCHEDULE 3.14 of the Disclosure Schedule, no employee of the Company has left the employ of the Company within the past thirty days.

          (b) To the best knowledge of the Company or the Seller, no condition or state of facts or circumstances exists which is likely to materially adversely affect the Company's relations with its employees, including, without limitation, the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents.

          (c) The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

          (d) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has not encountered any labor union or collective bargaining organizing activity with respect to its employees. The Company has no obligation to negotiate any such collective bargaining agreement, and, to the best knowledge of the Company or the Seller, there is no indication that the employees of the Company desire to be covered by a collective bargaining agreement.

          (e) There are no strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company or the Seller, threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best knowledge of the Company or the Seller, been threatened.

          (f) The Company has not received notice of the intent of any government, body or agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the best knowledge of the Company or the Seller, no such investigation is in progress.

          (g) A true and correct copy of a schedule listing as of December 31, 1998 the annual base salary or annualized wages of each employee of the Company has been provided to the Purchaser.

          (h) Except as set forth on SCHEDULE 3.14 of the Disclosure Schedule, no employee of the Company has any employment agreement, non-disclosure agreement, non-compete agreement or any other agreement regarding an employee's employment with the Company. All of the Company's employees are "at will" employees.

          3.15.  Employee Benefits.
                 -----------------

          (a) Except as set forth on SCHEDULE 3.15(A) of the Disclosure Schedule, there are no Employee Benefit Plans. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are, or within the last six (6) years were, maintained by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or had any obligation to contribute or has or could have any liability (whether actual or contingent), including, without limitation, all incentive, bonus, deferred compensation, severance pay, vacation, holiday, cafeteria, disability, life, accident or other insurance, stock purchase, stock option, stock appreciation right, phantom stock, or other equity-based compensation plans. "ERISA Affiliate" means any entity (whether or not incorporated) other than the Company that, with the Company, is or was a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or of an affiliated service group within the meaning of Section 414(m) of the Code.

          The Company has delivered to the Purchaser true and complete copies of
(i) any procedures and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company (including written summaries of any unwritten procedures and policies),
(ii) plan instruments and amendments thereto (including written summaries of unwritten plans or amendments) for all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan and (iii) the two most recent Forms 5500 and attached schedules for each such Employee Benefit Plan requiring such reports.

          (b) Neither the Company nor any ERISA Affiliate maintains or contributes to or has ever maintained or contributed to an Employee Benefit Plan subject to Title IV of ERISA (including, without limitation, any "multiemployer plan" within the meaning of Section 3(37) of ERISA), and no event has occurred or is likely to occur and no condition exists or is likely to exist which could result in the Company having any liability under Title IV of ERISA.

          (c) Each Employee Benefit Plan intended to be qualified under 401(a) of the Code has received a favorable notification letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation, and nothing has occurred and no circumstances exist that adversely affect any such favorable notification. Each Employee Benefit Plan is and has been maintained in form and operation in all material respects in compliance with its terms and all applicable laws. As of and including the date hereof, the Company shall have made all contributions required to be made with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be properly reflected on the books of the Company.

          (d) There are no actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the best knowledge of the Company or the Seller, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan.

          (e) No Employee Benefit Plan provides for post-retirement medical or health, life insurance or death benefits, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

          (f) Except as set forth in SCHEDULE 3.15(F) of the Disclosure Schedule, the Company has not proposed, announced or agreed to create any additional Employee Benefit Plans or to amend or modify any Employee Benefit Plan in a manner that would materially increase benefits or create new benefits.

          (g) Except as set forth on SCHEDULE 3.15(G) of the Disclosure Schedule, no person or entity has an employment, severance or independent contractor agreement with the Company.

          (h) The consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company, or (iv) result in any "parachute payment" under
Section 280G of the Code, whether or not such amount may be considered reasonable compensation for personal services rendered.

          3.16.  Litigation.
                 ----------

          (a) There are no Legal Proceedings pending or threatened that question the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken in connection with the consummation of the transactions contemplated hereby or thereby. SCHEDULE 3.16 of the Disclosure Schedule sets forth a true, correct and complete list of all Legal Proceedings pending or threatened against or affecting the Company, or any properties or assets of the Company, at law or in equity.

          (b) There is no outstanding or threatened Order of any Governmental Body against, affecting or naming the Company or affecting any of the business, properties or assets of the Company.

          3.17.  Compliance with Laws; Permits.
                 -----------------------------

          (a) To the best knowledge of the Company or the Seller, the Company is in compliance in all material respects with all Laws and Orders promulgated by any Governmental Body applicable to the Company or to the conduct of the business or operations of the Company or the use of the properties (including any leased properties) and assets of the Company. The Company has not received, and to the best knowledge of the Company or the Seller there has been no issuance of, any notice of a violation or alleged violation by the Company of any such Law or Order. Neither Seller nor the Company has been advised of any pending investigation or review by any Governmental Body with respect to the Company nor, to the best knowledge of the Company or the Seller, has such investigation or review been threatened, nor has any Governmental Body notified the Company or the Seller of its intention to conduct the same.

          (b) The Company is not subject to any Legal Proceeding, Order, settlement or, to the best knowledge of the Company or the Seller, investigation alleging or addressing a material violation of, or material liability under, any Law.

          (c) SCHEDULE 3.17 of the Disclosure Schedule lists all Permits of the Company of all Governmental Bodies, indicating, in each case, the expiration date thereof, which Permits constitute, to the best knowledge of the Company or the Seller, all Permits required by the nature of the operations of the Company to permit its operations in the manner in which they are currently conducted. Such Permits, to the best knowledge of the Company or the Seller, have been validly issued to the Company by the appropriate Governmental Bodies in compliance with all applicable Laws, and the Company has complied in all material respects with all conditions of such Permits applicable to it. No default or violation, or, to the best knowledge of the Company or the Seller, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person.

          3.18.  Environmental Matters.
                 ---------------------

          (a) To the best knowledge of the Seller or the Company, the Company is in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on
SCHEDULE 3.18 of the Disclosure Schedule, the Company has not received written notice of, and, neither the Company nor the Owned Properties, nor any predecessor of the Company is the subject of, any Environmental Claim or Remedial Action. To the best knowledge the Seller or the Company, there are no circumstances or conditions related to the Business, the Owned Properties or any property leased by the Company that are reasonably likely to prevent or interfere with such compliance or give rise to an Environmental Claim or Remedial Action in the future.

          (b) There are no Environmental Claims that are pending or, to the best knowledge of the Seller or the Company, threatened against the Company or, to the best knowledge of the Seller or the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (c) To the best knowledge of the Seller or the Company, neither the Company nor any other Person has (a) disposed of, transported or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials, (ii) any parcel of real property owned or leased by the Company; (iii) any site which, pursuant to CERCLA or any similar state law (x) has been placed on the National Priorities List, CERCLIS or their state equivalents, or (b) knowledge that there has occurred or is presently occurring a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any real property owned or leased by the Company.

          (d) SCHEDULE 3.18 of the Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by the Company or its agents on its behalf, or undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by the Company; (b) the results of any groundwater, soil, air or asbestos monitoring undertaken by the Company or its agents on its behalf, or, to the best knowledge of the Company or the Seller, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by the Company; (c) all written communications between the Company and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by the Company.

          3.19.  Insurance.  SCHEDULE 3.19 of the Disclosure Schedule sets forth
                 ---------
a list of all policies of insurance of any kind or nature covering the Company or paid for by the Company and covering any of its employees, properties, assets, or operations, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, product liability and other casualty and liability insurance (the "Insurance Policies"). The Company has not received any notice of revocation or cancellation any of the Company's Insurance Policies and, to the best knowledge of the Seller or the Company, all of the Company's Insurance Policies are in full force and effect. All of the Company's Insurance Policies are, to the best knowledge of the Company or the Seller, binding and effective upon the issuers thereof (each of whom is reputable and creditworthy) in accordance with their respective terms.

          3.20.  Inventory; Receivables; Payables.
                 --------------------------------

          (a) Except as set forth on SCHEDULE 3.20 of the Disclosure Schedule, the inventory of the Company (including that reflected on the Financial Statements) is, on the date hereof, in good and merchantable condition, and suitable and usable or saleable in the ordinary course of business, subject to defective or rejected material within allowances consistent with past practice, and has been reflected on the Financial Statements and carried on the books of account of the Company in accordance with generally accepted accounting principles, consistently applied. Without limiting the generality of the foregoing, such inventory does not include any material quantities of obsolete, below standard quality or defective materials or any excess stock items, except as have been reserved against as reflected on the Financial Statements. The Company's assets include a sufficient but not an excessive quantity of each type of inventory in order to meet the normal requirements of the Company's business, consistent with past practices.

          (b) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are legally binding. All accounts receivable of the Company reflected on the Financial Statements, or arising after the date thereof, are good and collectible, to the best knowledge of the Company or the Seller, at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with generally accepted accounting principles consistently applied. Since December 31, 1998, to the best knowledge of the Company or the Seller, there has been no event that could materially increase the ratio of uncollectible accounts receivable ("Uncollectible Receivables") to the accounts receivable or cause the Company's reserve, if any, for Uncollectible Receivables to be inadequate. To the best knowledge of the Company or the Seller, none of such accounts receivable is subject to any defense, counterclaim or setoff.

          (c) All accounts payable of the Company reflected in the Financial Statements or arising after the date thereof and prior to the date hereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

          3.21.  Major Suppliers and Customers.
                 -----------------------------

          (a) Since December 31, 1997, there has not been any Material Adverse Change in the business relationship of the Company with its suppliers and neither the Company nor the Seller has any knowledge that there will be any such change. The Company has no supplier from which it purchased more than 5% of its materials or inventory during the fiscal year ended December 31, 1998, except as disclosed on SCHEDULE 3.21(A) of the Disclosure Schedule.

          (b) Since December 31, 1997, there has not been any Material Adverse Change in the business relationship of the Company with its customers and neither the Company nor the Seller has any knowledge that there will be any such change. Except as disclosed on SCHEDULE 3.21(B) of the Disclosure Schedule, the Company has no customer to which it sold more than 5% of its inventory during the fiscal year ended December 31, 1998.

          3.22.  Related Party Transactions.  Except as set forth on SCHEDULE
                 --------------------------
3.22 of the Disclosure Schedule, since December 31, 1997 no officer, director or affiliate (or any relative of any of them) of the Company has entered into any transaction with or is a party to any Contract with the Company. No officer, director or Affiliate (or any relative of any of them) of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

          3.23.  Entire Business.  The assets, properties and rights which will
                 ---------------
be owned or leased by the Company as of the date hereof will constitute all of the tangible and intangible property used by and necessary to the Company in connection with the conduct of its business in accordance with past practice.

          3.24.  No Misrepresentation.  No representation or warranty of the
                 --------------------
Seller contained in this Agreement (including the Disclosure Schedules hereto) or in any other Transaction Document furnished to the Purchaser pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a fact which would reasonably be deemed to be material to the business of the Company. The Seller does not know of any facts which have caused or in the future are reasonably likely to cause a Material Adverse Change which has not been disclosed herein or in a Disclosure Schedule thereto. The representations and warranties contained in this Section 3.24 or elsewhere in this Agreement or in any other Transaction Document shall not be affected or deemed waived by reason of the fact that the Purchaser and/or its Representatives should have known that any such representation or warranty is or might be inaccurate in any respect.

          3.25.  Product Liability and Recalls.  (a) Except as disclosed on
                 -----------------------------
SCHEDULE 3.25 of the Disclosure Schedule, neither the Company nor the Seller is aware of any claim, or the basis of any claim, against the Company for injury to person or property of employees or any third parties suffered as a result of the manufacture, sale or distribution of any product or the performance of any service by the Company, including claims arising out of the allegedly defective or unsafe nature of the products sold or distributed by the Company.

          (b) There is no pending or, to the best knowledge of the Company or the Seller, threatened recall or investigation of any product sold or distributed by the Company.

          (c) There are no liabilities or threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than those arising in the ordinary course of business consistent with past practice.

          3.26.  Financial Advisors.  No Person has acted directly or indirectly
                 ------------------
as a broker, finder or financial advisor for the Company or the Seller (other than James Mushett, CPA and McCabe & Mack, LLP) in connection with the negotiations relating to or the transactions contemplated by this Agreement or by the other Transaction Documents and no Person is entitled to any brokerage fee or commission or like payment in respect thereof contingent in any way on agreements, arrangements or understandings made by or on behalf of the Company or of the Seller.

     4.   Representations and Warranties of the Purchaser.  The Purchaser hereby
          -----------------------------------------------
represents and warrants to the Seller that:

          4.1. Organization and Good Standing.  The Purchaser is duly organized,
               ------------------------------
validly existing and in good standing under the laws of the State of Delaware.

          4.2. Authorization of Agreement.  The Purchaser has all requisite
               --------------------------
corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to be executed by the Purchaser has been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been, and each of the other Transaction Documents will be (when executed and delivered by the Purchaser), duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the Seller) this Agreement constitutes, and each of the other Transaction Documents will constitute (when executed and delivered by the Purchaser), legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.3. No Conflicts; Consents of Third Parties.  The execution and
               ---------------------------------------
delivery by the Purchaser of this Agreement and the other Transaction Documents to be executed by the Purchaser, the consummation of the transactions contemplated hereby or thereby, and the compliance by the Purchaser with any of the provisions hereof or thereof does not and will not (a) conflict with, or result in the breach of, the certificate of incorporation or by-laws of the Purchaser, (b) conflict with, violate, result in the breach of, or constitute a default under any Contract or Order to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (c) constitute a violation by the Purchaser of any Law applicable to the Purchaser. Except as set forth on SCHEDULE 4.3 of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents to be executed by the Purchaser or the compliance by the Purchaser with any of the provisions hereof or thereof which has not been made or obtained.

          4.4. Litigation.  There are no Legal Proceedings against the Purchaser
               ----------
pending or, to the best knowledge of the Purchaser, threatened that question the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

          4.5. From and after the date hereof, for a period of at least two
(2) years, Purchaser shall cause the Company to maintain a presence in the Company's current Woodstock, New York location reasonably commensurate with its current presence.

          4.6. Purchaser does not currently intend, and has no current plans to re-sell the Company or its assets except to a Successor as defined herein.

     5.   Additional Representations, Warranties and Covenants of the Seller and
          ----------------------------------------------------------------------
          the Purchaser.
          -------------

          5.1. Title to Shares.  The Seller represents and warrants to, and
               ---------------
covenants and agrees with, the Purchaser that, the Seller has good and marketable title to the Shares, free and clear of all Liens of any kind or nature whatsoever, except as disclosed on SCHEDULE 5.1 of the Disclosure Schedule, and that the Purchaser is obtaining good and marketable title to the Shares, free and clear.

          5.2. Resignation of Directors and Officers of the Company.  The Seller
               ----------------------------------------------------
agrees that, at any time after the date hereof, if requested by the Purchaser, each of the officers and directors of the Company will resign their respective positions as officers and directors of the Company immediately upon receipt of such request.

          5.3. Necessary Elections and Consents.  The Seller agrees, if so
               --------------------------------
directed by the Purchaser and upon receipt by the Seller of a Guaranty of Purchaser's obligations under this Section 5.3 satisfactory (in form and substance and as to the Guarantor) to the Seller in his sole, absolute and unfettered discretion, to join with the Purchaser in making an election under
Section 338 of the Code (and any similar provisions of state or local laws) (a "338 Election") with respect to the purchase of the Shares pursuant to this Agreement. Upon such direction, notwithstanding any other provision of this Agreement, the Purchaser agrees to the following:

          (a) Purchaser shall cause the Seller's 1999 federal (and state and local, if applicable) tax return on which the 338 Election is made to be prepared by a reputable preparer selected by the Purchaser and paid by the Purchaser. The 338 Election forms shall be signed by the Purchaser and the Seller.

          (b) The Seller's obligation to join the Purchaser in the 338 Election is conditioned on Arthur Andersen LLP furnishing an unqualified opinion letter to the Seller, which letter shall state that the 338 Election is in full compliance with the Code and the regulations relating to a 338 election, including the allocation of Purchase Price (the "Andersen Allocation"). The Andersen Allocation is subject to the Seller's consent, which consent shall not be unreasonably withheld. In the event the Seller withholds his consent to the Andersen Allocation, the Seller shall select one of Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick LLP or PricewaterhouseCoopers LLP to, at the Purchaser's sole expense, independently determine the allocation of the Purchase Price for the 338 Election, which determination, if supported by an opinion letter as required above, shall be binding on both the Purchaser and the Seller.

          (c) The Purchaser acknowledges that it and any accounting firm issuing an opinion and allocation pursuant to Section 5.3(b) has (and will have) knowledge that appraisals performed by KeyBank, in connection with a loan made to the Seller appraised the Owned Property of the Company, at $1,050,000 and that KeyBank made no appraisal of any tangible personal property and the Seller and the Company have made no representations as to the value of such tangible personal property of the Company.

          (d) If, as a result of joining the Purchaser in making the 338 Election, the Seller shall incur any costs, including, without limitation, additional taxes, interest, penalties, attorneys' fees and accountants fees, and any other expenses attributable to joining the Purchaser in the 338 Election, then Purchaser shall pay such costs on demand, prior to the due date of any applicable return, and shall defend, indemnify and hold harmless the Seller for any such costs, and/or the tax on any amount, received by him purusuant to this
Section 5.3. Any such additional costs shall be fully paid by the Purchaser. For the purpose of this Section 5.3(d), "additional taxes" shall mean the excess, if any, of (i) the taxes owed by the Seller on the sale of the Shares as a result of joining the Purchaser in the 338 Election over (ii) the taxes that would have been owed by the Seller on the sale of the Shares if he did not join the Purchaser in the 338 Election.

          5.4  Seller's Taxes.  (a)  The Purchaser shall, within 90 days of the
               --------------
date hereof, provide the Seller with financial statements of the Company as of April 30, 1999 and for the four-month period then-ended (the "Short-Year Financials"). The Purchaser agrees to allow the Seller and his representatives reasonable access during business hours to obtain additional information for the purpose of preparing the Company's and Seller's 1998 tax returns, determining the Seller's 1998 tax and determining the Company's 1999 subchapter "S" short year taxable income for the period from January 1, 1999 to April 30, 1999 (the "Short-Year Taxable Income").

          (b) Upon completion of the 1998 tax returns referred to in Section 5.4(a), any sums due to Seller or the Purchaser pursuant to SCHEDULE 3.8 of the Disclosure Schedule shall be so paid. Upon determination of the Company's Short-Year Taxable Income based upon the Short-Year Financials, the Purchaser shall pay to the Seller an amount equal to 43% of the Short-Year Taxable Income (net of any interest payable to KeyBank) of the Company, as set forth in the Short-Year Financials.

     6.   Further Agreements of the Parties.
          ---------------------------------

          6.1. Indemnity. (a) The Seller agrees to indemnify, defend and hold harmless the Purchaser (and each officer, director, shareholder, affiliate, agent and permitted assign thereof) from and against any and all losses, liabilities, damages, deficiencies, costs or expenses

(including interest, penalties, and attorneys' fees, disbursements and related charges) (collectively, "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representations, warranties, covenants or agreements of the Seller contained in this Agreement or the other Transaction Documents.

          (b) The Purchaser agrees to indemnify, defend and hold harmless the Seller from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representations, warranties, covenants or agreements of the Purchaser contained in this Agreement or the other Transaction Documents.

     7.   Miscellaneous.
          -------------

          7.1. Survival of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of the Seller contained in this Agreement shall survive for the benefit of the Purchaser as follows: (i) as to the representations and warranties contained in Sections 3.5 and 5.1, forever; (ii) as to the representations and warranties contained in Sections 3.15 and 3.18, the applicable statutes of limitations; (iii) as to the representation and warranties contained in Section 3.9, until 60 days following the expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment by any tax authority with respect to the matters to which such representations and warranties pertain; and
(iv) as to all other representations and warranties, until two years following the date hereof. The representations and warranties of the Purchaser shall survive for the benefit of the Seller until two years following the date hereof, except that the indemnity contained in Section 5.3(d) shall survive forever.

          7.2.   Certain Definitions.
                 -------------------

               "Affiliate" shall have the meaning specified by Rule 12b-2 under
                ---------
the Securities Exchange Act of 1934, as amended.

               "Code" means the Internal Revenue Code of 1986, as amended.
                ----

               "Common Stock" means shares of the Company's Common Stock, no par
                ------------
value.

          "Confidential Information" shall mean confidential records and
           ------------------------
information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications and processes presently owned or at any time hereafter developed by a Person or its agents or consultants or used presently or at any time hereafter in the course of the business of such Person, that are not otherwise part of the public domain.

          "Contract" means any contract, agreement, indenture, note, bond, loan,
           --------
instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy. commitment or other arrangement or agreement, whether written or oral.

          "Disclosure Schedule" means the Disclosure Schedule annexed
           -------------------
hereto as Schedule I.

          "Environmental Claim" means any accusation, allegation, notice of
           -------------------
violation, action, claim, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Body or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or Groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon-,
(ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Permits of or from any Governmental Body relating to environmental matters connected with the Facilities.

          "Environmental Law" means any Law concerning the environment, or
           -----------------
activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.) the Hazardous Materials Transportation Act
(49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act
(42 U.S.C. (S) 6901 et seq), the Clean Water Act (33 U.S.C. (S) 1251 et seq), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, and any and all treaties, conventions and environmental public and employee health and safety statutes and regulations or analogous requirements of non-United States jurisdictions in which the Company conducts any business.

          "Facilities" means real property, leased or operated by the
          ----------
Company.

          "Governmental Body" means any governmental or regulatory body, or
           -----------------
political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Hazardous Materials" means any substance, material or waste which is
           -------------------
regulated by any local, state or federal Governmental Body in the Jurisdiction in which the Company conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance,"

"extremely hazardous waste" or restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

          "Indebtedness" means at a particular time, without duplication,
           ------------
(i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including any bank overdraft or other similar extension of credit, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 30 days past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Intellectual Property" means all patents and patent applications, all
           ---------------------
trademarks, trade names, service marks and copyrights, all applications for registration of such trademarks, trade names, service marks and copyrights, all common law trade names, web site names, and all common law or statutory trade secrets, including know-how, inventions, designs, processes and computer programs (including source codes).

          "Law" means any federal, state, local or foreign law (including common
           ---
law), statute, code, ordinance, rule, regulation or other requirement or guideline.

          "Legal Proceeding" means any judicial, administrative or arbitral
           ----------------
actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of
           ----
trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Change" means any material adverse change in the
           -----------------------
business, properties, results of operations, prospects or condition (financial or otherwise) of the Company.

          "Order" means any order, consent, consent order, injunction, judgment,
           -----
decree, consent decree, ruling, writ, assessment or arbitration award.

          "Permits" means any approvals, authorizations, registrations,
           -------
consents, licenses, permits or certificates by any Governmental Body.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Release" means any release, spill, effluent, emission, leaking,
           -------
pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

          "Remedial Action" means all actions, including, without limitation,
           ---------------
any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

          "Representatives" of a Person means its officers, employees,
           ---------------
agents, legal advisors and accountants.

          "Shares" means the Common Stock to be purchased hereunder.
           ------

As used in this Agreement, the phrase "to the Seller's best knowledge", "to the Company's best knowledge" or "to the best knowledge of" means the actual knowledge of the Seller or the Company, including, without limitation, the actual knowledge of Beverly Sweeney, the Company's Executive Vice President.

          7.3. Expenses.  Each party shall bear its own expenses in connection
               --------
with the negotiation and execution of this Agreement and the transactions contemplated hereby and by the other Transaction Documents, except that the Purchaser (i) acknowledges that approximately $37,000 of the Seller's legal and accounting expenses through March 31, 1999 have been paid by the Company and
(ii) agrees to pay for any legal and accounting expenses incurred by the Seller after March 31, 1999 up to a maximum of $38,000.

          7.4. Specific Performance.  The Seller acknowledges and agrees that
               --------------------
the breach or threatened breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Accordingly, the Seller expressly acknowledges that the Purchaser shall be entitled to specific performance, injunctive relief or any other equitable remedy against the Seller, in the event of any breach or threatened breach of any provision of this Agreement by the Seller. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

          7.5. Further Assurances.  The Seller and the Purchaser each agree to
               ------------------
execute and deliver such other reasonable documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby or by the other Transaction Documents.

          7.6. Submission to Jurisdiction; Waiver of Jury Trial; and Consent to
               ----------------------------------------------------------------
               Service of Process.
               ------------------

          (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby or by the other Transaction Documents and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding, by the mailing of a copy thereof in accordance with the provisions of Section 7.10.

          7.7. Entire Agreement; Amendments and Waivers.  This Agreement
               ----------------------------------------
(including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          7.8. Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the internal laws of the State of New York without giving effect to the principles of conflict of laws thereunder.

          7.9. Table of Contents and Headings.  The table of contents and
               ------------------------------
section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          7.10.  Notices.  All notices and other communications under this
                 -------
Agreement shall be in writing and shall be deemed given when delivered personally, upon delivery to a nationally recognized overnight courier service, or when mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to the Seller, to:

                    Kevin Sweeney
                    c/o Simulaids, Inc.
                    12 Dixon Avenue
                    Woodstock, NY  12498
                    Telephone:  914-679-2475
                    Fax:  914-679-8996

               With a copy to:

                    McCabe & Mack LLP
                    63 Washington Street
                    Poughkeepsie, NY 12602
                    Attention: Phillip Shatz, Esq. and
                      Richard R. DuVall, Esq.
                    Telephone: 914-486-6800
                    Fax: 914-486-6971

               If to the Purchaser, to:

                    The Aristotle Corporation
                    27 Elm Street
                    New Haven, CT 06510
                    Attention: Paul McDonald
                    Telephone: 203-867-4090
                    Fax: 203-562-1226

               With a copy to:

                    Kramer Levin Naftalis & Frankel LLP
                    919 Third Avenue
                    New York, NY 10022
                    Attention:  Ezra G. Levin, Esq.
                    Telephone:  (212) 715-9227
                    Fax:  (212) 715-8000

All notices are effective upon receipt or upon refusal if properly delivered.

          7.11.  Severability.  If any term, provision, covenant or condition of
                 ------------
this Agreement or part thereof, or the application thereof to any Person, place or circumstance shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, amend, and limit such term, provision, covenant or condition, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

          7.12.  Binding Effect, Assignment.  This Agreement shall be binding
                 --------------------------
upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights or any other rights of any kind in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller (by operation of law or otherwise) without the prior written consent of the Purchaser and any attempted assignment without such required consent shall be void. The Purchaser may assign this Agreement and any or all rights and obligations hereunder, in whole or in part, to any Affiliate of the Purchaser, any purchaser of all or substantially all of the Purchaser's business or assets, any successor by merger to the Purchaser, whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise (any such Affiliate, purchaser or successor by merger, a "Successor"). The Purchaser will require any such Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Purchaser would be required to perform it if no such purchase, or succession had taken place. Upon any such permitted purchase or succession the references in this Agreement to the Purchaser shall also apply to any Successor unless the context otherwise requires.

          7.13.  Confidential Information.  All Confidential Information with
                 ------------------------
respect to any party hereto is considered secret and will be disclosed in confidence. Each party hereto acknowledges that, it may have access to and become acquainted with Confidential Information of another party. Each party hereto agrees that it will not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Information, which any party has directly or through one or more Representatives, prepared or shall in the future prepare, shall be and remain the sole and exclusive property of such party and shall be included in the Confidential Information. Upon termination of this Agreement in accordance with its terms, the parties shall promptly deliver any and all of the Confidential Information and copies thereof of any other party, not previously delivered to such party, that may be in its possession or under its control. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between the parties, (ii) such Confidential Information has been publicly disclosed (not due to a breach by any party of its obligations hereunder, or by breach of any other Person, of a fiduciary or confidential obligation to a party) or (iii) a party is required to disclose Confidential Information by or to any court of competent jurisdiction or any other Governmental Body; provided, however, that the party required to disclose such
                   --------  -------
Confidential Information shall, prior to any such disclosure, immediately notify the party which owns the Confidential Information of such requirement and provided further, that such party shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

          7.14.  Public Announcement.  The parties shall cooperate with respect
                 -------------------
to any public announcement relating to the transactions contemplated hereby or by the other Transaction Documents; and neither party will issue any public statement announcing such transaction without the prior consent of the other, except as such party in good faith (based upon advice of counsel) believes is required by law and following notice to the other party.

          7.15.  Counterparts.  This Agreement may be executed simultaneously in
                 ------------
two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.



                              /s/ Kevin Sweeney
                         ------------------------------
                              KEVIN SWEENEY


                         THE ARISTOTLE CORPORATION


                         By : /s/ Paul McDonald
                              ----------------------------------------
                              Paul McDonald
                              Vice President and Chief Financial Officer